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------                                                                                               -------------------------------
FORM 5                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0362
|_| Check box if no                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Expires:     January 31, 2005
    longer subject                                                                                    Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........1.0
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(h) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)

|_| Form 3 Holdings Reported

|_| Form 4 Transactions Reported

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1.Name and Address of Reporting Person*  2.Issuer Name AND Ticker or Trading Symbol  6.Relationship of Reporting Person(s) to Issuer
                                                                                                   (Check all applicable)
 BELLOWS     RANDALL           F.          ULTIMATE ELECTRONICS, INC. (ULTE)              X  Director             10% Owner
-------------------------------------------------------------------------------------    ---                  ---
 (Last)      (First)        (Middle)     3.IRS or Social Security  4.Statement for           Officer (give        Other (specify
                                           Number of Reporting       Month/Day/Year      --- title below)     ---         below)
                                           Person, if an entity
       C/O ULTIMATE ELECTRONICS, INC.     (Voluntary)                YEAR ENDED 1-31-03
       321 WEST 84TH AVENUE, SUITE A                                                        ---------------------------
-----------------------------------------                          ----------------------------------------------------------------
                (Street)                                           5.If Amendment,    7.Individual or Joint/Group Filing
                                                                     Date of Original   (Check applicable line)
                                                                     (Month/Day/Year)     X  Form filed by One Reporting Person
THORNTON     COLORADO         80260                                                      ---
-----------------------------------------                                                    Form filed by More than One
(City)       (State)          (Zip)                                                      --- Reporting Person
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
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security  2.Trans-  2A.Deemed    3.Transaction 4.Securities Acquired (A)      5.Amount of       6.Ownership  7.Nature of
  (Instr. 3)           action     Execu-      Code          or Disposed of (D)             Securities        Form:        Indirect
                       Date       tion Date   (Instr. 8)    (Instr. 3, 4 and 5)            Beneficially      Direct       Beneficial
                                  (if any)                -------------------------------  Owned at the      (D) or       Ownership
                       (Month/    (Month/                                                  End of Issuer's   Indirect     (Instr. 4)
                       Day/       Day/                        Amount  (A) or    Price      Fiscal Year       (I)
                       Year)      Year)                               (D)                 (Instr. 3 and 4)   (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                                                                                                              (Over)
                                                                                                                    SEC 2270 (10-02)
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
FORM 5 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Conver-    3. Trans-   3A. Deemed   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount
   Security                sion or       action       Execu-      action       Derivative         cisable and     of Underlying
   (Instr. 3)              Exercise      Date         tion        Code         Securities         Expiration      Securities
                           Price of                   Date,       (Instr. 8)   Acquired (A) or    Date            (Instr. 3 and 4)
                           Deriv-        (Month/      if any                   Disposed of (D)    (Month/Day/
                           ative         Day/                                  (Instr. 3, 4,      Year)
                           Security      Year)        (Month/                  and 5)
                                                      Day/                  -------------------------------------------------------
                                                      Year)                                    Date     Expira-           Amount or
                                                                               (A)      (D)    Exer-    tion      Title   Number of
                                                                                               cisable  Date              Shares
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NON-EMPLOYEE DIRECTOR      $29.39      2/1/2002       N/A          A          4,000            NOTE 1   2/1/2012   COMMON  4,000
STOCK OPTION (RIGHT                                                                                                STOCK
TO BUY)
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
FORM 5 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  8. Price         9. Number of         10. Ownership         11. Nature of
   Security                of               Derivative            of                    Indirect
   (Instr. 3)              Deriv-           Securities            Derivative            Beneficial
                           ative            Beneficially          Security:             Ownership
                           Security         Owned at End          Direct (D) or         (Instr. 4)
                           (Insr. 5)        of Year               Indirect (I)
                                            (Instr. 4)            (Instr. 4)
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NON-EMPLOYEE DIRECTOR                       4,000                  D
STOCK OPTION (RIGHT
TO BUY)
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Explanation of Responses:  Note 1:  This option vests and becomes exercisable on February 1, 2003.






                                                                                    /s/ RANDALL F. BELLOWS                  3/7/03
** Intentional misstatements or omissions of facts                                ------------------------------------   -----------
   constitute Federal Criminal Violations.                                           **Signature of Reporting Person         Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB number.                                       Page 2

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